Exhibit 10.25

October 21, 2018

Jeremi Gorman, via personal email

Dear Jeremi,

Congratulations! Snap Inc. (the “Company”) is pleased to offer you a full-time, exempt, regular position as follows:

Offer Summary:

Initial Title: Chief Business Officer

Start Date: November 19, 2018

Work Location and Office Address: 2772 Donald Douglas Loop N, Santa Monica, CA 90405

Compensation: Annual salary of $500,000.00

RSA:  $26,000,000.00 as a new hire equity grant. Subject to the terms below.

RSU: $400,000.00 as a sign-on grant. Subject to terms below.

You may be eligible to receive an annual discretionary bonus. Please note that whether or not you receive a discretionary bonus, as well as the amount, will be determined by the Company in its sole discretion.

You will be paid biweekly, subject to applicable payroll deductions and withholdings. In addition, employees qualify for a range of benefits. Check out the enclosed benefits documents for more details, or contact Recruiting for the current suite of benefits available to you. The Company may change compensation and benefits at its discretion.

Under the Snap Inc. 2017 Equity Incentive Plan or any successor equity plan (the “Plan”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you a restricted stock award (“RSA”) with an aggregate value of at least the dollar amount stated in the offer summary above. If approved, the number of shares subject to your RSA will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board as of your employment start date. All of the shares issued to you under your RSA will initially be subject to forfeiture, but the forfeiture condition will lapse in equal monthly installments over forty-eight months so long as you remain an employee. In addition, subject to the approval of the Board, the Company will grant you a bonus award of restricted stock units (“RSUs”) under the Plan with an aggregate value of at least the dollar amount stated in the offer summary above. If approved, the number of shares subject to your RSU will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board as of your employment start date. So long as you remain an employee, these RSUs will vest immediately after your employment start date and settle to shares in the next month. The vesting dates of your RSA and RSU and grant price will be set by the Board after your start date and you will be notified of the same. The Company may, in its sole discretion, elect to withhold or sell on your behalf that number of shares required to cover the taxes, withholdings, and other similar obligations due upon the vesting of your RSA (i.e., as the forfeiture condition lapses) and issuance of vested RSUs. In all cases, your RSA and RSU will be subject to the terms and conditions of the Plan and the applicable grant agreement.

You are being offered employment at the Company because of the personal skills and experience you have, not because of any confidential, proprietary, or trade-secret information of a former or current employer you may have.  In your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information.  Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients.  To protect the interests of both the Company and its clients, all employees are required to read and sign the enclosed Confidential Information and Inventions Assignment Agreement as a condition of employment at the Company. Also enclosed for you to review and then sign as a condition of employment are the Conflict of Interest Agreement, the Acknowledgement of At-Will Employment, and our Arbitration Agreement, which provides that all disputes arising out of your employment must be resolved through binding arbitration.  We encourage you to read all these documents carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these documents.

The Company may change your position, duties, and work location from time to time at its discretion. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook.  With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.

Your employment with the Company is at-will.  This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us.  Likewise, the Company may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral.  Your employment at-will status can be modified only in a written agreement signed by an officer of Snap Inc.

If you accept our offer, we would like you to start on the start date stated in the offer summary above. This offer is contingent upon a background-check clearance, reference check, verification that your ability to work at Snap will not be restricted by any non-competition or similar restrictions, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This offer letter supersedes any other agreements or promises made to you by anyone, whether oral or written.

If you wish to accept employment at Snap Inc. under the terms described above, please sign and date this offer letter, the enclosed Confidential Information and Inventions Assignment Agreement, Conflict of Interest Agreement, Acknowledgement of At-Will Employment, Export Control Laws Compliance Screening Form, and Arbitration Agreement, and return them all to me by the expiration date stated in the offer summary above.

We’re excited to have you join the team.

Sincerely,

/s/ Mike O’Sullivan
Mike O’Sullivan, General Counsel

Accepted and agreed:

/s/ Jeremi Gorman
Jeremi Gorman

Date	October 21, 2018

Attachment:	Confidential Information and Inventions Assignment Agreement
Conflict of Interest Agreement
Acknowledgement of At-Will Employment
Mutual Agreement to Arbitrate Claims
Export Control Laws Compliance Screening Form